Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, October 22, 2025

CHICAGO, ILLINOIS – October 22, 2025 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2025 net sales and net earnings.

Third quarter 2025 net sales were $230,614,000 compared to $223,891,000 in third quarter 2024, an increase of $6,723,000 or 3%. Third quarter 2025 net earnings were $35,659,000 compared to $32,844,000 in third quarter 2024, and net earnings per share were $0.49 and $0.45 in third quarter 2025 and 2024, respectively, an increase of $0.04 per share or 9%.

Nine months 2025 net sales were $530,325,000 compared to $524,174,000 in nine months 2024, an increase of $6,151,000 or 1%. Nine months 2025 net earnings were $71,261,000 compared to $64,318,000 in nine months 2024, and net earnings per share were $0.98 and $0.87 in nine months 2025 and 2024, respectively, an increase of $0.11 per share or 13%.

Mrs. Gordon said, “Successful marketing and sales programs, including pre-Halloween sales programs, contributed to higher sales in third quarter 2025 compared to the prior year third quarter. We continued to face some challenges in nine months 2025 as customers and consumers became more resistant to higher prices, and these headwinds had some adverse effect on sales in nine months 2025.

Many companies in the consumer products industry have increased selling prices in order to improve price realization in response to increasing input costs in recent years. We have implemented price increases as well during this period in order to mitigate certain input cost increases and recover our margin declines. Although we made progress in restoring our margins in third quarter and nine months 2025, certain ingredients and packaging materials unit costs, particularly cocoa and chocolate, have increased in nine months 2025 compared to 2024. Cocoa and chocolate markets continue at significantly elevated levels compared to historical prices in past years. We have experienced continuing higher costs for these ingredients during 2025 and expect this to continue in fourth quarter 2025 and into 2026 because many of our older supply contracts at lower prices expired in early 2025. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on the above-discussed higher input costs to our customers as well as the final consumers of our products.

Third quarter and nine months 2025 gross profit margins benefited from higher price realization, improvements in plant manufacturing operating efficiencies, and certain cost reductions. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which generally results in lower current net earnings and income taxes during such periods of increasing costs and higher inflation. As a result, the above discussed higher input costs, including cocoa and chocolate, have had increasingly adverse effects on our gross profit margins this year.

Third quarter and nine months 2025 net earnings benefited from increased Other income, net which includes a favorable $3.4 million cumulative after-tax adjustment to record bond accretion not previously reported on certain bonds purchased at a discount in the Company’s investment portfolio. Third quarter and nine months 2025 net earnings also benefited from increased investment income from the Company’s investments in marketable securities as well as insurance recoveries. The Company’s effective income tax rates were 26.7% and 22.6% in third quarter 2025 and 2024 respectively, and 27.2% and 22.4% in nine months 2025 and 2024, respectively. These higher effective tax rates in third quarter and nine months 2025 principally reflect the adverse effect of certain deferred compensation that will not be deductible for income taxes when paid in future periods.  Earnings per share did benefit from stock purchases in the open market over the preceding twelve months resulting in fewer shares outstanding in third quarter and nine months 2025 compared to the corresponding periods in 2024.

Our operations and sales are principally in North America, and our cross-border transactions with Canada and Mexico qualify under the USMCA free-trade agreement. Certain ingredients, including cocoa, chocolate and edible oils, as well as some packaging and other purchases, do have foreign origins outside of USMCA and the related higher tariffs on these purchases added to our costs in third quarter and nine months 2025. Until such time that more clarity regarding tariffs, as well as possible retaliatory tariffs, is forthcoming, we are not able to ascertain the effects of tariffs on our business.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new customer and consumer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the effects of U.S. tariffs as well as retaliatory tariffs and other import fees and surcharges by other countries, the overall competitive environment in the Company’s industry, the ability to recover increases in input costs and tariffs through price increases, successful distribution and sell-through during Halloween and other seasons, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

September 30, 2025 and 2024

	Third Quarter Ended
	2025	2024

Net Sales	$230,614,000	$223,891,000
Net Earnings	$35,659,000	$32,844,000
Net Earnings Per Share*	$0.49	$0.45
Average Shares Outstanding*	72,879,000	73,497,000

	Nine Months Ended
	2025	2024

Net Sales	$530,325,000	$524,174,000
Net Earnings	$71,261,000	$64,318,000
Net Earnings Per Share*	$0.98	$0.87
Average Shares Outstanding*	72,910,000	73,520,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2025 and April 5, 2024.